Exhibit 5.1

BRYAN CAVE LLP One Metropolitan Square, 211 North Broadway, Suite 3600, St. Louis, MO 63102-2750 T: 314 259 2000 F: 314 259 2020 bryancave.com

May 23, 2016

Centene Corporation

7700 Forsyth Boulevard

St. Louis, Missouri 63105

Ladies and Gentlemen:

We have acted as special counsel to Centene Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer by the Company (the “Exchange Offer”) to exchange an aggregate principal amount of (i) up to $1,400,000,000 of the Company’s new 5.625% Senior Notes due 2021 (the “New 2021 Notes”) for a like amount of the Company’s issued and outstanding 5.625% Senior Notes due 2021 (the “Outstanding 2021 Notes”) and (ii) up to $1,000,000,000 of the Company’s new 6.125% Senior Notes due 2024 (the “New 2024 Notes” and together with the New 2021 Notes, the “Exchange Notes”) for a like amount of the Company’s issued and outstanding 6.125% Senior Notes due 2024 (the “Outstanding 2024 Notes” and together with the Outstanding 2021 Notes, the “Outstanding Notes”), in a transaction registered under the Securities Act. The New 2021 Notes will be issued under an indenture dated as of February 11, 2016, by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) (as supplemented by that certain First Supplemental Indenture, dated as of March 24, 2016, by and between the Company and the Trustee, the “2021 Indenture”) and the New 2024 Notes will be issued under an indenture dated as of February 11, 2016, among the Company and the Trustee, as trustee (as supplemented by that certain First Supplemental Indenture, dated as of March 24, 2016, by and between the Company and The Bank of New York Mellon Trust Company, N.A., the “2024 Indenture” and, together with the 2021 Indenture, the “Indentures”). All capitalized terms which are defined in the Indentures shall have the same meanings when used herein, unless otherwise specified.

In connection herewith, we have examined:

(1)	the Registration Statement (including all exhibits thereto);

(2)	an executed copy of each of the Indentures;

(3)	an executed copy of the Outstanding Notes; and

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May 23, 2016

(4)	the form of the Exchange Notes (the “Exchange Notes”).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the certificate of incorporation and bylaws of the Company and such other corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinion hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“Edgar”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any documents we examined in printed, word processed or similar form has been filed with the Commission on Edgar or other sites maintained by such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to certificates and statements of appropriate representatives of the Company.

In connection herewith, we have assumed that, other than with respect to the Company, all of the documents referred to in this opinion letter have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that when (i) the Registration Statement has become effective under the Securities Act, (ii) each of the Indentures has become duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes (in the form examined by us) shall have been duly executed by the Company and authenticated and delivered by the Trustee and issued in exchange for the Outstanding Notes in accordance with the provisions of the Indentures upon consummation of and otherwise in accordance with the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Company.

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May 23, 2016

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinion set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

(a) Our opinion herein reflects only the application of (i) applicable New York State law (excluding (A) all laws, rules and regulations of cities, counties and other political subdivisions of such State and (B) the securities, blue sky, environmental, employee benefit, pension, antitrust and tax laws of such State, as to which we express no opinion), (ii) the Federal laws of the United States of America (excluding the Federal securities, environmental, employee benefit, pension and antitrust laws, as to which we express no opinion), and (iii) to the extent required by the foregoing opinions, the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing). The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of the same. The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinion, except as set forth herein, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

(b) Our opinion contained herein is limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

(c) Our opinion is further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities, that: (i) require compliance with or impose standards relating to fiduciary duties or fairness; (ii) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence or reasonableness; (iii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iv) limit the enforceability of provisions releasing, exculpating, or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (v) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; and (vi) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees.

(d) We express no opinion as to the enforceability of (1) any provision of the Indentures purporting or attempting to (A) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (B) confer subject matter jurisdiction on a court not having independent grounds therefor, (C) modify or waive the

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requirements for effective service of process for any action that may be brought, (D) waive the right of the Company or any other person to a trial by jury, (E) provide that remedies are cumulative or that decisions by a party are conclusive or (F) modify or waive the rights to notice, legal defenses, statutes of limitations and statutes of repose (including the tolling of the same) or other benefits that cannot be waived under applicable law or (2) govern choice of law or conflicts of laws.

We do not render any opinions except as set forth above. The opinion set forth herein is made as of the date hereof. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the captions “Legal Matters.” We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the Exchange Offer. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Bryan Cave LLP